Exhibit 10.3

STOCK APPRECIATION RIGHT AWARD AGREEMENT

INFUSYSTEM HOLDINGS, INC.

EQUITY PLAN

Name of Grantee: Richard A. DiIorio

Grant Date: November 15, 2017

Number of Stock Appreciation Rights: 200,000

Exercise Price per Stock Appreciation Right: $2.00, being 100% or more of the Market Value of a Share on Grant Date specified above.

Expiration Date: March 31, 2019.

This Agreement evidences the grant (the “Award”) by InfuSystem Holdings, Inc. (the “Company”) of stock appreciation rights (“SARs”) to the above-referenced “Grantee” as of the “Grant Date” pursuant to the InfuSystem Holdings, Inc. Equity Plan (the “Plan”), which is hereby incorporated in this Agreement by reference. By accepting the Award, Grantee agrees to be bound in accordance with the provisions of the Plan. The Award is made in consideration of the services to be rendered by the Grantee to the Company and is subject to the terms and conditions of the Plan. Any capitalized terms that are not defined in this Agreement shall have the same meaning as in the Plan.

1. Grant of SARs. Grantee is hereby awarded the number of SARs first set forth above. Each SAR entitles the Grantee to receive, upon exercise, an amount equal to the excess of (i) the Market Value of a Share on the date of exercise, over (ii) the “Exercise Price per Stock Appreciation Right” referenced above (the “Appreciation Value”). The SARs are being granted pursuant to the terms of the Plan.

2. Vesting.

(a) Vesting based on Share Price. One half of the SARs granted pursuant to this Award (100,000 SARs) will vest and become exercisable during the period beginning on December 31, 2018, and ending on the Expiration Date, if the Shares have a closing public market price on the New York Stock Exchange of $3.00 or more for any period of ten (10) consecutive trading days during the period beginning on January 1, 2018, and ending on December 31, 2018. No SARs shall vest after the Grantee’s termination of service as an employee, director, or other service provider of the Company and its Subsidiaries and any unvested SARs shall not be exercisable after the Grantee’s termination of service as an employee, director, or other service provider of the Company and its Subsidiaries.

(b) Vesting based on Achievement of Performance Goals. One-half of the SARs granted pursuant to this Award (100,000 SARs) will vest and become exercisable during the period beginning on December 31, 2018, and ending on the Expiration Date, if the Compensation Committee certifies that the Company achieved ninety percent (90%) or more of target on both elements of the Company’s corporate objectives under the 2018 Employee Incentive Compensation Plan. No SARs shall vest after the Grantee’s termination of service as an employee, director, or other service provider of the Company and its Subsidiaries and any unvested SARs shall not be exercisable after the Grantee’s termination of service as an employee, director, or other service provider of the Company and its Subsidiaries.

(c) Expiration. The SARs will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3. Exercise.

(a) Time of Exercise. The Grantee (or in the case of exercise after the Grantee’s death, the Grantee’s executor, administrator, heir or legatee, as the case may be) may exercise his or her vested SARs, in whole or in part, by following the procedures set forth herein. If partially exercised, the Grantee may exercise the remaining unexercised portion of the SARs at any time after vesting and until the Expiration Date. No SARs shall be exercisable after the earlier of (i) the Expiration Date set out above; or (ii) three (3) months after the date the Grantee ceases to be an employee or director of the Company and its Subsidiaries, unless the Grantee’s termination of service occurred due to death, in which case the SARs will expire and may not be exercised more than one (1) year following the Grantee’s date of death.

(b) Election to Exercise. To exercise the SARs, the Grantee (or in the case of exercise after the Grantee’s death, the Grantee’s executor, administrator, heir or legatee, as the case may be) must deliver a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) to the Controller of the Company, or his or her designee, which sets forth the number of SARs being exercised, together with any additional documents the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations as the Company requires. If someone other than the Grantee exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(c) Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed exercise notice. If the notice is received after business hours on such date, then the SAR shall be deemed to be exercised on the business day immediately following the business date such notice is received by the Company.

(d) Restrictions on Exercise. The SARs may be exercised during the Grantee’s lifetime only by the Grantee and shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution. As a condition to the exercise of the SARs, the Company may require the person exercising the SARs to make any representation and warranty to the Company as the Company determines may be required by any applicable law or regulation.

4. Form of Payment. Upon the exercise of all or a portion of the SARs, the Grantee shall be entitled to, at the election of the Committee, either (i) a cash payment equal to the Appreciation Value of the SARs being exercised or (ii) Shares (if available under the Plan) with a Market Value equal to the Appreciation Value of the SARs being exercised, and in each case, less any amounts withheld pursuant to Section 5 of this Agreement.

5. Withholding. The exercise of the SARs in whole or in part constitutes authorization for the Company to withhold from payroll and other amounts due to the Grantee, including, if elected by the Grantee, from the Appreciation Value payable to the Grantee upon exercise of the SARs, any amounts required to satisfy any federal, state, or local tax withholding obligations that may arise in connection with the SARs. The SARs may not be exercised unless all such tax withholding obligations are satisfied.

6. Non-transferability of SARs. The SARs may not be transferred in any manner otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the Grantee only by the Grantee. The terms of this Agreement shall be binding upon the executor, administrator, heir, legatee, successor, or assigns, as the case may be, of the SARs.

7. Change in Control. Unless otherwise determined by the Committee at the time of a Change in Control (as defined below), a Change in Control shall have no effect on the SARs. In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advanced notice to the Grantee, cancel the SARs and pay to the Grantee the Appreciation Value of the SARs based upon the price per share of Shares received or to be received by other shareholders of the Company in the event. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the SARs equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the SARs. For purposes of this Agreement, the term “Change in Control” means: (i) the sale of all or substantially all of the assets of the Company; (ii) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (iii) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group.

8. Adjustments. The SARs may be adjusted or terminated in any manner as contemplated by Section 7 or Section 8.5 of the Plan.

9. No Right to Continued Employment. Neither the Plan nor this Agreement confer upon the Grantee any right to be retained in any position, as an employee, director, Non-Employee Director, or service provider, of the Company or any Subsidiary. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Subsidiary to terminate the Grantee’s employment at any time, with or without cause.

10. Section 409A; No Deferral of Compensation. Neither the Plan nor this Agreement is intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code (the “Code”). The Company reserves the right to unilaterally amend or modify the Plan or this Agreement, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the SARs granted hereunder are not subject to, Section 409A of the Code.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Controller of the Company at the Company’s principal corporate offices at 31700 Research Park Drive, Madison Heights, Michigan 48071. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

14. SARs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the SARs may be transferred by will or the laws of descent or distribution.

16. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the SARs in this Agreement does not create any contractual right or other right to receive any SARs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

18. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the SARs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon exercise of the SARs and that the Grantee should consult a tax advisor prior to such exercise.

The parties hereto have executed this Agreement as of the date first above written.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Gregg Lehman
Name:	Gregg Lehman
Title:	Executive Chairman of the Board
Date:	November 15, 2017

GRANTEE

By:	/s/ Richard A. DiIorio
Name:	Richard A. DiIorio
Date:	November 15, 2017

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